Exhibit 99.1

Surface Oncology to Present at the American Society of Clinical Oncology Annual Meeting

CAMBRIDGE, Mass., May 14, 2020 -- Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today announced that data from the Phase 1 study of SRF231, a fully human, high-affinity anti-CD47 antibody, will be presented at the American Society of Clinical Oncology (ASCO) 2020 Annual Meeting, to be held virtually May 29 - 31.

A summary is provided below; the full poster will be placed on Surface Oncology’s website following the presentation.

Presentation Type: e-poster (Abstract: 3064 / Poster: 128)

Title: Results of a first-in-human Phase 1 study of SRF231, a fully human, high-affinity anti-CD47 antibody

Lead Author: Amita Patnaik

Session: Developmental Therapeutics - Immunotherapy

In 2018, Surface Oncology deprioritized the SRF231 clinical program and is concluding its Phase 1 study.

About Surface Oncology:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned lead programs targeting CD39 (SRF617) and IL-27 (SRF388), a clinical-stage collaboration with Novartis targeting CD73 (NZV930), and two preclinical programs, each focused primarily on activating natural killer cells (via targeting CD112R) or depleting regulatory T cells (via targeting CCR8). Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.

Contacts:

Investors

Matt Lane

matt@gilmartinir.com

617-901-7698

Media
Tom Donovan

tom@tenbridgecommunications.com

857-559-3397